Exhibit 11.1

Consent of Independent Auditor

The Board of Directors of

Impossible Kicks Holding Company, Inc.

We consent to the inclusion in this Offering Statement on Form 1-A and related Prospectus of Impossible Kicks Holding Company, Inc. of our report dated June 14, 2024 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the financial statements of Impossible Kicks Holding Company, Inc., appearing in the Prospectus, which is part of this Offering Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Baker Tilly US, LLP

Irvine, California

June 14, 2024

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.